UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/14/2011

GLOBAL CROSSING LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16201

Bermuda	980189783
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Wessex House, 45 Reid Steet
Hamilton, Bermuda
HM12
(Address of principal executive offices, including zip code)

441-296-8600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[X]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 14, 2011, the Board of Directors of Global Crossing Limited ("Global Crossing" or the "Company") approved a senior unsecured promissory note of the Company in the principal amount of $26 million for the payment of dividends accrued from December 9, 2003 through March 31, 2011 on the Company's convertible preferred stock. The note was issued on that date to STT Crossing Ltd., the holder of the Company's convertible preferred stock and the controlling shareholder of the Company. The note was reviewed and approved by the Audit Committee of the Company's Board of Directors. The note has an interest rate of 9% per annum and is payable on its maturity date of December 14, 2011 or prior to the maturity date (i) if all conditions to the consummation of the amalgamation of the Company with Level 3 Communications, Inc. ("Level 3") have been satisfied or waived, (ii) 45 days after any termination of the amalgamation agreement relating to the amalgamation of the Company with Level 3 prior to its consummation or (iii) if a change of control with respect to the Company or an event of default under the note occurs.

Item 5.07.    Submission of Matters to a Vote of Security Holders

The Company held its Annual General Meeting of Shareholders on June 14, 2011. The final results of the voting were as follows:

Proposal No 1. - Proposal to elect the following directors for terms expiring at the 2012 Annual General Meeting of Shareholders:

Director                                For                     Withheld                     Broker Non-Votes
Charles Macaluso            68,745,857                  531,393            4,607,030
Michael Rescoe                 68,860,631                 416,619                 4,607,030

Proposal No. 2. - Proposal to approve the reduction of the Company's share premium account by transferring US$1.2 billion to its contributed surplus account:

For                       73,566,609
Against                    148,637
Abstentions            169,034
Broker Non-Votes            0

Proposal No. 3. - Proposal to appoint Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011 and to authorize the Audit Committee of the Company to determine their remuneration:

For                  73,296,395
Against               413,876
Abstentions        174,009

Proposal No. 4. - Proposal to approve, by a non-binding advisory vote, the Company's executive compensation:
For                           67,596,444
Against                        1,521,609
Abstentions                  159,197
Broker Non-Votes        4,607,030

Proposal No. 5. - Proposal to recommend, by a non-binding advisory vote, the frequency of the advisory vote on the Company's executive compensation:

1 Year                           66,894,468
2 Years                              25,074
3 Years                           2,206,945
Abstain                           150,763
Broker Non-Votes        4,607,030

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed amalgamation involving Level 3 and Global Crossing announced on April 11, 2011 will be submitted to the stockholders of Level 3 and the stockholders of Global Crossing for their consideration. Level 3 and Global Crossing filed a registration statement on Form S-4, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Level 3 and Global Crossing will each provide the final joint proxy statement/prospectus to its respective stockholders. Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about Level 3, Global Crossing and the proposed transaction. Investors and security holders may obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Level 3 and Global Crossing free of charge at the SEC's Web Site at http://www.sec.gov. In addition, the joint proxy statement/prospectus, the SEC filings that are incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Level 3 may be obtained free of charge by directing such request to: Investor Relations, Level 3, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 or from Level 3's Investor Relations page on its corporate website at http://www.Level 3.com and the joint proxy statement/prospectus, the SEC filings that are incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Global Crossing be obtained free of charge by directing such request to: Global Crossing by telephone at (800) 836-0342 or by submitting a request by e-mail to glbc@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda or from Global Crossing's Investor Relations page on its corporate website at http://www.globalcrossing.com.

PARTICIPANTS IN SOLICITATION

Level 3, Global Crossing and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of Level 3 and from the stockholders of Global Crossing, respectively. Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A for Level 3's 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2011 and information about the directors and executive officers of Global Crossing is set forth in the proxy statement for Global Crossing's 2011 Annual General Meeting of Shareholders, which was filed with the SEC on April 29, 2011. Additional information regarding participants in the proxy solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING LTD

Date: June 20, 2011	By:	/s/ Mitchell Sussis
Mitchell Sussis
Senior Vice President, Deputy General Counsel and Secretary